Exhibit 99.1

GT Advanced Technologies Acquires Confluence Solar, Inc.,

Developer of Innovative Continuous Czochralski Growth Process

Conference Call on August 25th to Discuss Acquisition

Merrimack, N.H., August 24, 2011 — GT Advanced Technologies Inc., (NASDAQ: GTAT), today announced that it has acquired privately-held Confluence Solar, Inc., the developer of HiCz™, a continuously-fed Czochralski (CCz) growth technology, that enables the production of high efficiency monocrystalline solar ingots, which is expected to lower production costs.

The purchase price consisted of $60 million in cash paid to Confluence Solar ‘s shareholders at closing and an additional $20 million of cash earn-outs  payable upon the achievement of certain financial and technical milestones through GT’s FY13. Investors in Confluence Solar include Convexa Capital, OCI and Oceanshore Investors.

Inclusive of incremental R&D and capital investments to accelerate GT’s time to market with a CCz product, the acquisition is expected to become accretive in the second half of GT’s FY13. The company indicated that the acquisition will eliminate certain previously planned organic development costs in both fiscal 2012 and 2013 which, when netted against the costs incurred in the acquired business, will make the acquisition additionally accretive in fiscal 2013.

“This acquisition adds an innovative technology to GT’s PV product portfolio that is well aligned with our strategy to rapidly innovate and develop next-generation crystal growth solutions,” said Tom Gutierrez, GT Advanced Technologies president and CEO. “PV manufacturers are focusing more closely on increasing cell efficiency as a way to lower the cost of solar energy. Confluence’s HiCz™ technology is expected to drive down the cost of monocrystalline wafers below traditional Czochralski methods while enabling flexible production of advanced materials used in next generation cell architectures. Similar to our strategy deployed in the acquisition of Crystal Systems, our primary goal is to become a major equipment supplier to the CCz monocrystalline market by commercializing the technology that we have acquired. We expect to launch a commercial CCz mono equipment offering in our fiscal year 2013.”

GT Advanced Technologies is investing in a number of next generation silicon crystal growth technologies aimed at taking cost out of the solar PV value chain. The company recently announced that by the end of its second fiscal quarter it expects to introduce its MonoCast™ growth technology, which will improve material quality produced in its industry-leading directional solidification process and allow customers to leverage the value of their investment in GT’s DSS multicrystalline furnaces. The acquisition of Confluence Solar takes GT into a new market segment  with a next generation technology offering that will further improve efficiency and lower cost at the high end of the solar PV market.

GT Advanced Technologies will hold a conference call on August 25, 2011 at 8:00am ET to discuss the details of the acquisition and an updated view of Fiscal 2012. The call will be webcast live and can be accessed by logging on to the “Investors” section of GT Advanced Technologies web site, www.gtat.com, or by dialing 1.800.901.5247 or +1.617.786.4501 (international). The telephone passcode is GTAT. A replay will also be available for 90 days and can be accessed on the Investor section of www.gtat.com or by dialing 888 286.8010 or 617.801.6888 (international). The replay passcode is 94974508.

About GT Advanced Technologies Inc.

GT Advanced Technologies, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature. These statements are based on management’s current expectations or beliefs including statements regarding the Company’s acquisition of Confluence Solar, expectations of the accretive effect to the Company’s earnings and the potential of the technology and growth of the solar industry. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  Factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that the Company is unable to recognize revenue on customer contracts, that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Advanced Technologies Inc’s (formerly GT Solar International, Inc.) filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for fiscal 2011  filed on May 26, 2011 and quarterly report on Form 10-Q for the first quarter of fiscal 2012 filed on August 5, 2011. GT Advanced Technologies, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:
Media	Investors/Analysts
GT Advanced Technologies	GT Advanced Technologies
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtat.com	ryan.blair@gtat.com
(603) 204-2883	(603) 681-3869